                                                Exhibit 10.3

Commercial Revolving Line of Credit Note	Wilmington, Delaware
$1,500,000.00	May 17, 2012

For value received, the undersigned maker(s) (hereinafter referred to as "Borrower", which term means individually, collectively, and interchangeably any, each and/or all of them), jointly and severally, promises to pay to the order of HANCOCK BANK, a Mississippi state chartered bank ("Bank") at its office where borrowed, the sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS together with interest thereon, in accordance with the terms set forth in this Commercial Revolving Line of Credit Note ("Note").  The optional provisions applicable to this Note are checked below.

REPAYMENT:

The principal amount set forth above, or the principal amount then outstanding of advances that Bank makes hereunder to Borrower, whichever amount is less, shall be payable on February 1, 2013 (the “Maturity Date”), and interest shall be payable monthly. Monthly interest payments shall commence on June 17, 2012, and shall be payable monthly on the same day thereafter. Prior to the Maturity Date, Borrower must reduce the outstanding principal balance evidenced by this Note to a $0.00 balance for at least sixty (60) consecutive days. Bank may, in its sole discretion, make advances of proceeds evidenced by this Note, as provided in a Credit and Security Agreement being executed on the date hereof by Bank and Borrower (the “Credit Agreement”). Certain payments of principal evidenced by this Note may be required, as more specifically set forth in the Credit Agreement. Nothing in this Note shall be construed to establish an obligation on the part of Bank to make an advance under this Note. The terms and conditions of the Credit Agreement, between Bank and Borrower, as the same may be amended from time to time, are incorporated herein by reference and are a part of the terms and conditions of this Note.

INTEREST:	Interest shall be payable on the outstanding principal amount at the rate equal to the 30 Day LIBOR Rate, plus 300 Basis Points. For purposes of this Note, the following definitions will apply:

“Interest Period” means, with respect to the initial Interest Period hereunder, the period commencing on the date of this Note and ending exactly thirty (30) days thereafter. With respect to any subsequent Interest Period hereunder, the period commencing on the day after the last day of the immediately preceding Interest Period, and ending exactly thirty (30) days thereafter.

“LIBOR Business Day” shall mean a day on which the office of Bank at which payments on the Loan are to be made is open for business and on which dealings in U. S. dollar deposits are carried out in the London Interbank market.

“30 Day LIBOR Rate” shall mean, with respect to any Interest Period, the rate for deposits in U. S. dollars for a period comparable to the terms of such 30-Day Interest Period which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London, England time on the day (the “Pricing Date”) that is two LIBOR Business Days preceding the first day of such Interest Period, as such rate is published on the Business Day next following the Pricing Date in the Money Market Section of The Wall Street Journal. If such rate cannot be so determined for any reason, Bank will request the principal London office of at least two banks to provide a quotation of its rate for deposits in U. S. dollars for a period comparable to the applicable Interest Period and the rate for such Interest Period will be the arithmetic mean of such quotations.

All interest shall be computed on the basis of the actual number of days elapsed over a year composed of 360 days. Interest shall accrue from the date of advance.
DEFAULT RATE:

After maturity, whether that maturity results from acceleration or otherwise, interest shall, to the extent permitted by law, accrue at the Default Rate. Additionally, upon the occurrence and during the pendency of any Event of Default hereunder, interest shall, to the extent permitted by law, accrue at the Default Rate. The Default Rate shall be the maximum rate authorized by applicable law, and if applicable law establishes no maximum rate, then Eighteen Percent (18%) per annum.

Each party to this Note (including each maker and endorser) and each surety and guarantor of this Note bound under separate instrument or agreement (hereinafter referred to as "Obligor", which term means individually, collectively, and interchangeably any, each and/or all of them) waives presentment for payment, demand, notice of dishonor and protest and is bound jointly and severally for the full and timely payment of this Note in accordance with its terms.  To secure the indebtedness evidenced by this Note, including, without limitation,  future advances, with interest, attorneys' fees, expenses of collection and costs, and the payment and performance of all agreements with respect to any swap, forward, future, or derivative transaction or option or similar agreement involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, Obligor pledges and delivers to Bank, and grants to Bank a continuing security interest in, and a right of set‑off and compensation against, all property of Obligor or in which Obligor has an interest that is now or hereafter on deposit with, in the possession of, under the control of or held by Bank, including, without limitation,  all cash, deposit accounts, funds on deposit, stocks, bonds, treasury obligations and other securities, investment property, financial assets, securities accounts, notes, documents, instruments, certificates of deposit, items, chattel paper, and other property (except IRA, pension, and other tax‑deferred retirement accounts), together with all property added to or substituted for any of the foregoing, and all interest, dividends, income, fruits, accessions and proceeds of any of the foregoing.  If the proceeds of collateral for this Note are insufficient to pay this Note in full, Obligor shall remain fully obligated for any deficiency. The terms "chattel paper," "deposit accounts," "documents," "items," "instruments," "investment property," “securities accounts,” “financial assets” and "proceeds" shall have the meaning provided in the Florida Uniform Commercial Code.  Obligor releases Bank from any obligation to collect any proceeds of or preserve any of Obligor's rights, including, without limitation, rights against prior parties, in any collateral in which Bank possesses a security interest.  Any responsibility of Bank with respect to any collateral in which Bank possesses a security interest, whether arising contractually or as a matter of law, is hereby expressly waived.

If an earlier note of Borrower is renewed by the execution hereof, then this Note constitutes an extension of the continuing indebtedness, and all security rights held by Bank under the earlier note shall continue in full force and effect and this Note shall not constitute a novation of the indebtedness represented by such earlier note. Obligor agrees to provide to the Bank upon request, but in any event on at least an annual basis, true and correct current financial statements in form and substance satisfactory to the Bank. The financial statements shall include, among other things, detailed information regarding (i) any entities, such as corporations, partnerships, or limited liability companies of which the Obligor is the majority owner and (ii) any entities of which the Obligor is not the majority owner, but for which Obligor is directly or contingently liable on debts or obligations of any kind incurred by those entities. If any of the following events shall occur (each such event being referred to herein as an “Event of Default”): (a) the non‑payment of any principal or interest on this Note within ten (10) days of the date when due; (b) the death, adjudication of incompetence, dissolution, liquidation or insolvency of Obligor; (c) the filing by or against Obligor of a proceeding under the U.S. Bankruptcy Code or for any other relief afforded debtors or affecting rights of creditors generally under the laws of any jurisdiction; (d) the nonmonetary default by Obligor under this Note, or any default under any mortgage, security agreement, or other document securing payment of this Note or under any other obligation owed by Obligor to Bank that is not cured within thirty (30) days of the date notice is provided by Bank to Borrower of such default; (e) any judgment, garnishment, seizure, tax lien or levy against any assets of Obligor; (f) any material adverse change in the financial condition of Obligor, or any material discrepancy between the financial statements submitted by Obligor and the actual financial condition of Obligor; (g) any statement, warranty, or representation made by Obligor to Bank proves to be untrue in any material respect; (h) any default by Obligor in the payment or performance of any material liabilities, indebtedness or obligations to any other creditor;  or (i) any discontinuance or termination of any guaranty of all or any portion of this Note by Obligor; then, at the option of Bank, the full amount of this Note and all other obligations and liabilities, direct or contingent, of Obligor to Bank shall be immediately due and payable without notice or demand.  Without releasing or affecting any of its rights, Bank may, one or more times, in its sole discretion, without notice to or the consent of Obligor, take any one or more of the following actions: (a) release, renew or modify the obligations of Borrower or any other Obligor; (b) release, exchange, modify, or surrender in whole or in part Bank's rights with respect to any collateral for this Note; (c) modify or alter the term, interest rate or due date of any payment of this Note; (d) grant any postponements, compromises, indulgences, waivers, surrenders or discharges or modify the terms of its agreements with Borrower or any other Obligor; (e) change its manner of doing business with Borrower or any other party; or (f) impute payments or proceeds of any collateral furnished by Obligor, in whole or in part to any costs, interest, or principal due on this Note, or to any other obligation of Obligor to Bank, or retain the payments or proceeds as collateral for this Note without applying same toward payment of the Note, and Obligor hereby expressly waives any defenses arising from any such actions.  Obligor may prepay any principal on this Note in whole or in part and any prepayments made on this Note shall be applied to the principal payment(s) due on this Note in the inverse order of their maturity.  Each advance under this Note and each payment on this Note shall be evidenced by entries in Bank's internal records, which shall be prima facie evidence of (a) the amount of principal and interest owing on this Note from time to time; (b) the amount of each advance made to Borrower under this Note; and (c) the amount of each principal and/or interest payment received by Bank on this Note.  The failure of Bank to make an accurate entry of advances and payments shall not limit or otherwise affect the obligation of Borrower to repay funds actually advanced by Bank hereunder. Obligor agrees to pay the reasonable fees and costs of any attorney-at-law employed by Bank to recover sums owed or to protect Bank's interests with regard to this Note.   Obligor further agrees to pay any and all charges, fees, costs and/or taxes levied or assessed against Bank in connection with this Note, against any collateral provided for this Note.  If any payment on this Note is ten (10) days or more late, Obligor agrees to pay to the Bank, in addition to the amount otherwise due hereunder, a delinquency charge of 5.00% of the unpaid portion of the regularly scheduled payment.  Late charges will not be assessed following declaration of default and acceleration of maturity of this Note.  The provisions of this Note may not be waived or modified except in writing, signed by Bank.  No failure or delay of Bank in exercising its rights shall be construed as a waiver.  If any provision of this Note shall be held to be legally invalid or unenforceable by any court of competent jurisdiction, all remaining provisions of this Note shall remain in full force and effect. This Note shall be governed by the internal laws of the State of Florida without reference to the conflicts of law principles that would cause the application of the laws of another jurisdiction.  Each Obligor irrevocably submits to the jurisdiction of any state or federal court lying and being in the Florida county set forth on the first page of this Note, or if such location is outside of the State of Florida, the Florida lending office of Bank in which the loan was initiated or is serviced, and such Obligor further agrees that all actions or proceedings arising directly, indirectly or otherwise in connection with, out of, related to or from this Note or the obligations evidenced hereby shall be litigated in such courts. Each Obligor, for itself and any parties claiming under them, hereby waives any right that Obligor may have to transfer or change the venue of any litigation brought by Bank against any Obligor in accordance with this provision.

Documentary Stamps.  This instrument was made, executed and delivered outside the State of Florida, and no Florida Documentary Stamps tax is due hereon in accordance with F.A.C. 12B-4.053(35).

EACH OBLIGOR, FOR ITSELF AND ALL PARTIES CLAIMING THROUGH SUCH OBLIGOR HEREBY VOLUNTARILY WAIVE ANY RIGHT, POWER OR PRIVILEGE TO DEMAND A JURY TRIAL WITH RESPECT TO ANY AND ALL ISSUES ARISING OUT OF OR IN CONNECTION WITH THE EXECUTION, ADMINISTRATION AND/OR ENFORCEMENT OF THIS NOTE.

IN WITWNESS WHEREOF, Maker has executed this Note on the date first above written.

INTERNAL USE ONLY
UNILENS CORP. USA, a Delaware corporation

By: /s/ Michael J. Pecora
Michael J. Pecora, President

UNILENS VISION SCIENCES INC., a Delaware corporation

By: /s/ Joan L. Yori
Joan L. Yori, Vice President